Exhibit 99.1

PRESS RELEASE

For more information, contact:

Paul B. Toms Jr.,

Chairman, & Chief Executive Officer

Phone: (276) 632-2133, or

E. Larry Ryder,

Executive Vice President & Chief Financial Officer

Phone: (276) 632-2133, or

Kim D. Shaver,

Vice President-Marketing Communications

Phone: (336) 454-7088

Hooker Furniture Reports Improved Operating Results for 2006 Third Quarter

Martinsville, Va., October 4, 2006: Hooker Furniture (NASDAQ-CM:HOFT) today reported net sales of $83.0 million for its third quarter ended August 31, 2006, a 0.7% increase from net sales of $82.4 million in the same quarter a year ago.

Third quarter net income of $1.2 million, or $0.10 per share, increased 82.2% from $664,000, or $0.06 per share, in the prior year period.

“We’re pleased to have achieved a modest sales increase given the challenging business environment in our industry, as well as improved net income despite some larger than typical selling and administrative expenses incurred during the quarter,” said Paul B. Toms Jr., chairman and chief executive officer.

The Company’s gross profit margin increased to 28.3% of net sales in the 2006 third quarter compared to 25.8% in the 2005 third quarter, principally due to the shipment of a greater proportion of higher margin imported wood, metal and upholstered products.

Third quarter 2006 operating income improved 70.1% to $2.0 million from $1.2 million in the prior year period. As a percentage of net sales, operating income increased to 2.5% in the current quarter, compared to 1.5% for the 2005 third quarter principally as a result of higher gross profit margins and lower restructuring charges, partially offset by higher selling and administrative expenses. Restructuring charges, which represented 3.4% of net sales in the 2006 third quarter and 5.7% of net sales in the same 2005 period, reduced operating income margin in both quarters.

Selling and administrative expenses increased by 21.0%, or $3.2 million, to $18.6 million, compared to $15.4 million in the 2005 third quarter. The year-over-year increase in selling and administrative expenses is principally attributed to:

•	Higher warehousing and distribution costs to support increased imported furniture demand and supply chain initiatives;

•	Compensation expense of $1.4 million, or 1.7% of third quarter 2006 net sales, related to the previously announced early retirement of Doug Williams, president and chief operating officer; and

•	Higher bad debt expense of $480,000, or 0.6% of third quarter 2006 net sales, related to a potential default by a customer.

The Company recorded restructuring and asset impairment charges of $2.8 million ($1.8 million after tax, or $0.15 per share) during the 2006 third quarter principally related to the August 2006 closing of the Roanoke, Va.

plant. In the same 2005 three-month period, the Company recorded aggregate restructuring and asset impairment charges of $4.7 million ($2.9 million after tax, or $0.25 per share) principally related to the October 2005 closing of the Pleasant Garden, N.C. facility.

Announcements

On July 26, 2006, the Company entered into a definitive agreement for the sale of the Roanoke property and plant and substantially all of the facility’s machinery and equipment for an aggregate purchase price of $2.2 million, net of selling costs. The sale of the facility is expected to close by the end of the 2006 fourth quarter, subject to customary closing conditions, including satisfactory completion of the buyer’s due diligence.

In a separate announcement, the Company’s Board of Directors today elected Chairman and CEO Paul B. Toms Jr. to the additional post of President effective on November 1, 2006, following Mr. Williams’ retirement.

Also today, the Board of Directors approved a quarterly cash dividend of $0.08 per share. The dividend will be payable on November 30, 2006, to shareholders of record on November 15, 2006.

Business Outlook

“While business has improved marginally since August, we are up against a strong fourth quarter last year,” Toms said. “Several factors, including a slowdown in housing and economic activity, continue to cause consumers to be cautious. On the positive side, energy prices are down, interest rates are stable, consumer confidence is improving and the stock market is performing well. During the near term, we are in a strong inventory position to capitalize immediately on any upturn. For the longer term, we would expect business to improve as we move into fall and winter.”

Conference Call Details

Hooker Furniture will present its third quarter 2006 earnings via teleconference and live internet web cast on Thursday morning October 5, 2006, at 9:00 AM Eastern Standard Time. The dial in number for domestic callers is (800) 479-1628 and (719) 457-2729 for international callers. The call will also be simultaneously web cast and archived for replay after the call on the Company’s web site at www.hookerfurniture.com in the Investors Information section. The call will be available for replay until February 7, 2007.

Ranked as the nation’s sixth largest publicly traded furniture producer based on 2005 shipments to U.S. retailers, Hooker Furniture is an 82-year old importer and manufacturer of residential wood, metal and upholstered furniture. The Company’s principal customers are retailers of residential home furnishings who are broadly dispersed throughout North America. Major furniture categories include home entertainment and wall units, home office, casual and formal dining, bedroom, bath furnishings, accent, occasional, game table and motion and stationary leather and fabric upholstered furniture. With over 1,000 employees, the Company operates three manufacturing plants, two supply plants, six distribution centers and warehouses, four showrooms and a corporate office in Virginia and North Carolina. The Company also utilizes a distribution center and two warehouses in China. The Company’s stock is listed on the NASDAQ Capital Market under the symbol HOFT, and closed at $14.33 per share on October 4, 2006. Please visit our websites at www.hookerfurniture.com and www.bradington-young.com.

Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: domestic and international competition in the furniture industry, including price competition from lower-priced imports; general economic or business conditions, both domestically and internationally; the cyclical nature of the furniture industry; achieving and managing growth and change and the risks associated with acquisitions, restructurings, strategic alliances and international operations; risks associated with manufacturing operations, such as fluctuations in the price of key raw materials, including lumber and leather, and environmental matters; supply, transportation and distribution disruptions or delays affecting imported and domestically manufactured products; adverse political acts or developments in, or affecting, the international markets from which the Company imports products, including duties or tariffs imposed on products imported by the Company; changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of the Company’s imported products; risks associated with distribution through retailers, such as non-binding dealership arrangements; and capital requirements and costs.

— Tables to follow —

Table I

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(In thousands, including share data)

	August 31, 2006	November 30, 2005
Assets
Current assets
Cash and cash equivalents	$10,512	$16,365
Trade accounts receivable, less allowance for doubtful accounts of $1,874 and $1,352 on each date	43,226	43,993
Inventories	83,784	68,718
Prepaid expenses and other current assets	4,065	4,042
Assets held for sale	2,195	1,656

Total current assets	143,782	134,774
Property, plant and equipment, net	33,195	37,006
Goodwill	2,396	2,396
Intangible assets	4,458	4,590
Cash surrender value of life insurance policies	11,129	9,880
Other assets	862	406

Total assets	$195,822	$189,052

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$11,315	$13,872
Accrued salaries, wages and benefits	6,988	6,272
Other accrued expenses	2,957	2,628
Current maturities of long-term debt	2,412	2,283

Total current liabilities	23,672	25,055
Long-term debt, excluding current maturities	9,186	11,012
Deferred compensation	3,915	3,516
Other long-term liabilities	329	857

Total liabilities	37,102	40,440

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized, 14,429 and 14,425 shares issued and outstanding on each date	10,868	9,516
Unearned ESOP and restricted stock award shares, 2,416 and 2,538 shares on each date	(15,106)	(15,861)
Retained earnings	163,049	155,183
Accumulated other comprehensive loss	(91)	(226)

Total shareholders’ equity	158,720	148,612

Total liabilities and shareholders’ equity	$195,822	$189,052

Table II

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2006(a)	2005(b)	2006(c)	2005(d)
Net sales	$83,006	$82,398	$259,039	$251,622

Cost of sales	59,546	61,165	185,794	185,219

Gross profit	23,460	21,233	73,245	66,403

Selling and administrative expenses	18,588	15,364	52,930	46,784

Restructuring and asset impairment charges	2,837	4,673	3,145	5,039

Operating income	2,035	1,196	17,170	14,580

Other income, net	258	137	843	425

Income before interest and income taxes	2,293	1,333	18,013	15,005

Interest expense	211	236	660	1,009

Income before income taxes	2,082	1,097	17,353	13,996

Income taxes	872	433	6,751	5,523

Net income	$1,210	$664	$10,602	$8,473

Earnings per share:
Basic and diluted	$0.10	$0.06	$0.89	$0.72

Weighted average shares outstanding:
Basic	11,973	11,799	11,930	11,781

Diluted	11,973	11,799	11,932	11,781

(a)	During the 2006 third quarter, the Company recorded $2.8 million ($1.8 million after tax or $0.15 per share) in restructuring charges (net of restructuring credits) principally related to the August 2006 closing of its Roanoke, Va. manufacturing facility ($3.1 million); a restructuring credit to reverse previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C. facility that are not expected to be paid ($316,000).
(b)	During the 2005 third quarter, the Company recorded aggregate restructuring and asset impairment charges of $4.7 million ($2.9 million after tax, or $0.25 per share) principally related to the previously announced closing of its Pleasant Garden, N.C. manufacturing facility ($4.1 million); consolidation of plywood production at its Martinsville, Va. manufacturing facility ($404,000); and additional costs ($220,000 principally for environmental monitoring) related to its Kernersville, N.C. facility (which closed in 2002) and its Maiden, N.C. facility (which closed in 2003).
(c)	During the 2006 nine-month period, the Company recorded $3.1 million ($1.9 million after tax or $0.16 per share) in restructuring charges (net of restructuring credits) principally related to the August 2006 closing of its Roanoke, Va. manufacturing facility ($3.1 million); a restructuring credit for previously accrued health care benefits for terminated employees at the former Pleasant Garden, N.C. facility that are not expected to be paid ($316,000); the final sale of its Pleasant Garden, N.C. wood furniture plant ($172,000); and, the planned sale of two showrooms in High Point, N.C. formerly operated by Bradington-Young ($140,000).
(d)	During the 2005 nine-month period, the Company recorded aggregate restructuring and asset impairment charges of $5.0 million ($3.1 million after tax, or $0.27 per share) principally related to the closing of its Pleasant Garden, N.C. manufacturing facility ($4.1 million); consolidation of plywood production at its Martinsville, Va. manufacturing facility ($404,000); and additional factory disassembly costs, health care benefits for terminated employees, environmental monitoring, and asset impairment charges of $586,000 related to the closing and sale of its Maiden, N.C. manufacturing facility (which closed in 2003) and its Kernersville, N.C. facility (which closed in 2002).

Table III

HOOKER FURNITURE CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended
	August 31, 2006	August 31, 2005
Cash flows from operating activities
Cash received from customers	$260,252	$254,330
Cash paid to suppliers and employees	(252,613)	(237,986)
Income taxes paid	(7,312)	(7,371)
Interest paid, net	(25)	(695)

Net cash provided by operating activities	302	8,278

Cash flows from investing activities
Purchase of property, plant and equipment	(2,676)	(3,246)
Proceeds from the sale of property and equipment	954	5,410

Net cash (used in) provided by investing activities	(1,722)	2,164

Cash flows from financing activities
Payments on long-term debt	(1,697)	(9,327)
Cash dividends paid	(2,736)	(2,464)
Repurchase and retirement of common stock		(930)

Net cash used in financing activities	(4,433)	(12,721)

Net decrease in cash and cash equivalents	(5,853)	(2,279)
Cash and cash equivalents at beginning of year	16,365	9,230

Cash and cash equivalents at end of period	$10,512	$6,951

Reconciliation of net income to net cash provided by operating activities:
Net income	$10,602	$8,473
Depreciation and amortization	3,486	5,108
Non-cash ESOP cost and restricted stock awards	2,107	2,435
Restructuring and asset impairment charges	3,145	5,039
Loss (gain) on disposal of property	2	(15)
Provision for doubtful accounts	987	547
Deferred income tax benefit	(205)	(1,857)
Changes in assets and liabilities:
Trade accounts receivable	(220)	1,870
Inventories	(15,066)	(5,116)
Prepaid expenses and other assets	(1,216)	(2,488)
Trade accounts payable	(2,557)	(5,231)
Accrued salaries, wages and benefits	(1,028)	(1,633)
Other accrued expenses	(73)	470
Other long-term liabilities	338	676

Net cash provided by operating activities	$302	$8,278